UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2017

INDOOR HARVEST CORP.
(Exact name of registrant as specified in its charter)

Texas	333-194326	45-5577364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 East Freeway Suite A Houston, Texas	77020
(Address of Principal Executive Offices)	(Zip Code)

713-410-7903

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On March 20, 2017, the Company's Series A Preferred Convertible Stock share holders ("Series A Holders") each voted to waive and remove the provisions of Section 5(iii) of the Series A Preferred Stock Designation. This waives and removes what is known as “full ratchet protection” provisions for adjustments in the Conversion Price and formula.

Series A Holders have each agreed individually and also as a group to convert their Series A Convertible Preferred Stock into Common Stock at a conversion price equal to $0.30 per share. A total of 250,000 shares of the Company's Series A Preferred Convertible Stock were converted into 416,667 shares of Common Stock. As a result of this action, there currently are no Series A Convertible Preferred Stock issued and outstanding.

Item 8.01 Other Events.

On March 20, 2017, the Company settled $177,604 in principal and interest, plus 125% multiplied by the Principal Amount of $137,500 plus accrued interest of $4,583 on the Principal Amount of a Promissory note with FirstFire Global Opportunities Fund, LLC ("FirstFire") originally dated October 19, 2016. The Company settled the amount owed by paying $77,604 in cash and by issuing 333,333 shares of Common Stock at the fixed conversion price of $0.30 per share for a total value of $100,000. The Company was released from any further liability under the FirstFire Note upon delivery of these amounts of cash and stock.

On March 20, 2017, the Company settled $175,313 in principal and interest, plus 125% multiplied by the Principal Amount of $137,500 plus accrued interest of $2,750 on the Principal Amount of a Promissory note with FirstFire originally dated December 14, 2016. The Company settled the amount owed by paying $175,313 in cash. The Company was released from any further liability under this FirstFire Note upon payment of this amount.

On March 20, 2017, the Company settled $269,498 in principal and interest, plus 115% multiplied by the Principal Amount of $225,500 plus accrued interest of $8,846 on the Principal Amount of a Promissory note with Chuck Rifici Holdings, Inc originally dated September 26, 2016. The Company settled the amount owed by paying $269,498 in cash. The Company was released from any further liability under this Rifici Note upon payment of this amount.

Exhibits

99.1	Series A Shareholder Agreement
99.2	FirstFire October Settlement Agreement
99.3	FirstFire December Settlement Agreement
99.4	Rifici Settlement Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

INDOOR HARVEST CORP.

Date: March 23, 2017	By:	/s/ Chad Sykes
Chad Sykes
Chief Innovation Officer and Director

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